Cordovano and Honeck LLP
201 Steels Street
Suite 300
Denver, CO 80206
303-329-0220 phone
303-316-7493 fax

July 21, 2005

Securities and Exchange Commission
450Fifth Street NW
Washington, DC 20549

Re: Exim Internet Group, Inc.(formerly Hydro Environmental Resources, Inc.)

Commissioners:

We were previously the principal accountants for Exim Internet Group, Inc., (formerly Hydro Environmental Resources, Inc.), and we reported on the financial statements of Hydro Environmental Resources, Inc., as of December 31, 2003 and 2002 and for the two years then ended. We have not provided any audit services to Exim Internet Group, Inc. since the audit of the december 31, 2003 financial statements. On June 20, 2005 our appointment as principal accountants was terminated. We have read Exim Internet Group, Inc's statements which we understand will be filed with the Commission pursuant to Item 4 of Form 8K, as part of the Company's revised Form 8K dated July 22, 2005. We agree with the statements concerning our Firm in such Form 8K.

Very truly yours,

/s/ Cordovano and Honeck LLP
Cordovano and Honeck LLP